Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190012, 333-144309, 333-144370 and 333-158332 on Form S-8 of Covidien plc and Registration Statement No. 333-197406 on Form S-4 of Medtronic Holdings Ltd. of our report dated November 24, 2014, relating to the consolidated financial statements and financial statement schedule of Covidien plc and subsidiaries and the effectiveness of Covidien plc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Covidien plc for the year ended September 26, 2014.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 24, 2014